Exhibit B


                             CSW Energy, Inc.
                           Statements of Income
          For the Twelve Months Ended December 31, 1999 and 1998
                                (Unaudited)
                                 ($000's)

                                                       1999          1998

OPERATING REVENUE:
          Electric revenues                           $95,023      $ 65,132
          Thermal revenues                             30,848        45,167
          Equity in Income from energy projects        15,416        11,639
          Operating and mantenance contract services    9,179         6,482
          Construction contract revenue                28,883         7,047
          Other                                        52,946           620
                                                     ---------     ---------
                  Total operating revenue             232,295       136,087


OPERATING EXPENSES:
          Fuel                                         67,047        68,107
          Operating, maintnance and supplies           16,377        17,476
          Depreciation and amortization                 7,279         8,496
          Salaries, wages and benefits                 10,848         9,231
          Construction contract expenses               23,624         6,503
          General and administrative                   13,277         5,711
          Operating and maintenance contract services   5,062         4,432
                                                     ---------     ---------
                  Total operating expenses            143,514       119,956

INCOME FROM OPERATIONS                                 88,781        16,131

OTHER INCOME (EXPENSE)
          Interest income                              17,605        27,443
          Interest expense                            (17,618)      (35,103)
          Other, net                                   (4,814)        3,889
                                                     ---------     ---------
                  Total other (expense)                (4,827)       (3,771)

INCOME  BEFORE INCOME TAXES                            83,954        12,360

PROVISION  FOR INCOME TAXES                            34,362         5,183
                                                     ---------     ---------

           Net income before change in accounting
             principle                                 49,592         7,177

EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                  117         4,518
                                                     ---------     ---------

           Net income                                 $49,475       $ 2,659
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